EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company revises its estimate of the impact of Hurricane Katrina and Hurricane Rita on its financial results.

CEDAR RAPIDS, IA – December 02, 2005 – United Fire & Casualty Company (NASDAQ: UFCS) today announced a revised estimate of approximately $74.0 million to $85.0 million in catastrophe losses and loss settlement expenses resulting from Hurricane Katrina and Hurricane Rita, including the impact of reinsurance, reinstatement premiums and tax benefits. Our estimates, as revised, result in a $2.22 to $2.66 decrease in our fourth quarter earnings per share.

The increase in our total incurred losses and loss settlement expenses reflected in our current estimate relates primarily to Hurricane Katrina. The level of devastation caused by Hurricane Katrina is unlike the devastation caused by any other hurricane in history.

In determining our initial estimates, we reviewed specific exposures and used independently prepared modeling of the path of Hurricane Katrina. Due to several factors, including the inability to access many damaged areas, the sheer size of the devastated area, and our inability to locate many of our insureds, we previously reported that our actual losses could differ materially from our preliminary estimated losses. To arrive at our current estimates, we used the same factors as we used previously, but our claims specialists have been better able to determine losses, primarily because they have had access to damaged properties and insureds and they have better information to analyze.

We attribute the adverse development of Hurricane Katrina losses to several factors. When we were able to gain access to the damaged areas, the damages due to covered perils far exceeded our initial estimates. We have also experienced an inconsistency in the level of damages, due primarily to varying levels of construction quality. Furthermore, the process of estimating losses due to business interruption for our commercial customers is difficult because it is dependent upon the time it takes to rebuild covered property. It now appears that this rebuilding process will take longer than originally anticipated.

As discussed in past press releases detailing the financial impact of these hurricanes, we base our loss estimates on the best information currently available to us. While the information utilized to generate our current estimate is much more reliable then the information used to derive our original estimate, our ultimate incurred losses from Hurricane Katrina and Hurricane Rita could still differ materially from our current estimated loss.

“Despite the significant incurred losses we have experienced due to Hurricane Katrina and Hurricane Rita, our non-catastrophe claims experience for the year remains exceptional.” said President & CEO John A. Rife.

United Fire Group is a regional insurer, offering personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For more information about United Fire Group and its products and services, visit our website at www.unitedfiregroup.com.

Disclosure of forward-looking statements
This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might”, “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving, including the reserves established for Hurricane Katrina and Hurricane Rita, which are based on management estimates; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and NASDAQ policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; worsening of global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; the resolution of legal issues pertaining to the World Trade Center catastrophe; the resolution of regulatory and legal issues pertaining to Hurricane Katrina; the occurrence of terrorist activity; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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